                                                                    EXHIBIT 99


                                   AMERICAN BUSINESS PRODUCTS, INC.
                                   POST OFFICE BOX 105684 ATLANTA, GEORGIA 30348
                                   (770) 953-8300             FAX (770) 952-2343





                                   Contact:
                                   Richard G. Smith
                                   Financial Officer
                                   American Business Products
                                   (770) 953-8300
FOR IMMEDIATE RELEASE
                                   Investors: Robert P. Jones/Theresa Schillero
                                   Media Contact: Eileen King/Stacey Reed
                                   Morgen-Walke Associates, Inc.
                                   (212) 850-5600


           AMERICAN BUSINESS PRODUCTS ANNOUNCES SECOND QUARTER RESULTS
             - Chairman and CEO to Take Temporary Leave of Absence -

         Atlanta, GA, July 21, 1999 - American Business Products (NYSE:ABP) today announced financial results for the second quarter ended June 30, 1999.

         Total revenues from continuing operations for the second quarter were up slightly to $116.7 million compared to $113.3 million in the same quarter last year. Net income from continuing operations for the quarter was $4.6 million, or $0.31 per diluted share. In the second quarter of 1998, the Company reported pro forma net income from continuing operations of $6.1 million, or $0.38 per diluted share.

         The Company stated that the revenue increase is attributable to higher sales in its specialty packaging business, accounting for 62% of revenue, partially offset by the printed office products business which continues to be in a period of transition as the Company implements revenue generating initiatives. The Company also stated that the revenue decline at its printed office products business resulted in lower than anticipated earnings in the quarter.

         Larry Gellerstedt, Chairman and Chief Executive commented, "We are very pleased with the progress we made during the second quarter. In our specialty packaging business, which includes soft packaging, labels and extrusion coating, we experienced an increased demand for core products to both our new e-commerce and silicone coating customers and many of our traditional clients. More

                                    - more -
importantly, the initiatives we have taken to grow the top line at our printed office products business resulted in a slow down in the revenue decline for the third consecutive quarter."

         He added, "We are encouraged by these results and remain committed to making the investments necessary to strengthen our specialty packaging business. We will also continue to focus on programs to increase revenues through improved sales force effectiveness, national account development, and core product sales at our printed office products business."

         For the six month period ended June 30, 1999, the Company reported total revenues from continuing operations of $228.7 million compared to $232.4 million in the same period last year. Revenue in the specialty packaging business grew to $146.8 million from $141.3 million in the first half of 1998. In the printed office products business, the Company reported revenue of $88.4 million over $97.4 million in the comparable period last year. Net income from continuing operations was $9.4 million, or $0.62 per diluted share, for the first six months of 1999 compared to pro forma net income from continuing operations of $12.8 million, or $0.78 per diluted share, in the same period in 1998.

         Separately, the Company announced that, effective immediately, Larry Gellerstedt, Chairman and Chief Executive Officer, will take a temporary leave of absence to care for a medical condition. "On the advice of my doctors, I have asked the Board for a three-month leave of absence. My condition is treatable and not life threatening, and I expect to return full time to my responsibilities as Chairman and CEO," said Mr. Gellerstedt.

         The Board of Directors has authorized its Executive Committee to oversee the operations and strategic direction of the Company in Mr. Gellerstedt's absence. This Committee is comprised of Daniel W. McGlaughlin, G. Harold Northrop, and W. Stell Huie. Mr. McGlaughlin is the former President and CEO of Equifax, Inc. (NYSE:EFX) and current Chairman of S2 Corporation, Mr. Northrop was previously President and CEO of Callaway Gardens, and Mr. Huie is Senior Counsel of the law firm Long Aldridge & Norman LLP.

         Mr. McGlaughlin stated, "Since joining ABP last year, Larry's main objective has been to leverage the Company's strengths - focusing on our core specialty packaging and printing capabilities and selling our non-core assets. Larry undertook these efforts with the full support of the Board of Directors, and has made great strides in that time. We are confident that the strong management team that Larry has built will continue to implement the Company's strategic plan. Larry has the Board's full support, and we look forward to his return."
                                    - more -

         The Company also stated that it had repurchased approximately 500,000 shares of its common stock in the first half of 1999 and approximately 1.6 million shares since the inception of the plan in December 1997. Under its repurchase program, American Business Products is authorized to purchase 3.7 million shares, or approximately 23% of the common stock outstanding at the inception of the program.

         On June 1, the Company completed the sale of BookCrafters USA, its book manufacturing business, and reported breakeven results for the discontinued operation for the quarter.

         American Business Products, Inc. is a leading supplier of specialty packaging and printed office products. ABP's specialty packaging companies include: Jen-Coat, Inc., a leader in extrusion coating and laminating of packaging and other products; International Envelope Company, the world's largest converter of Tyvek(R) mailers and other soft packages; and Discount Labels, Inc., the largest short-run custom label producer in the U.S. ABP's printed office products business, Curtis 1000 Inc., is a leader in direct-to-user marketing of custom-printed envelopes and labels, digital document services and business forms. Information on American Business Products can be found on the Company's website at www.goabp.com.

This press release contains certain forward-looking statements, including statements relating to the future financial results of the Company. Caution should be taken in relying upon forward-looking statements in this release because they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties include the Company's ability to successfully implement its revenue enhancement strategies in its Printed Office Products business, develop and implement strategic initiatives and new products in its Specialty Packaging business, penetrate new distribution channels, and implement its Specialty Packaging acquisition strategy. Additional risk factors are detailed in the Company's periodic filings with the Securities and Exchange Commission, including those risks identified in the section captioned, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the year ended December 31, 1998, and its quarterly report on Form 10-Q for the quarter ended March 31, 1999, which discussion is incorporated in this release by reference.

                               (TABLES TO FOLLOW)